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                                                                      EXHIBIT 21

                           iDine Rewards Network Inc.
                             Listing of Subsidiaries

               Subsidiary                 State of                Percentage
               ----------               Incorporation             Ownership
                                        -------------             ---------

iDine Restaurant Group Inc.               Delaware                    100%

Transmedia Service Company Inc.           Delaware                    100%

RTR Funding LLC                           Delaware                    100%

Rewards Network International, Inc.       Delaware                    100%

Rewards Network Canada GP Corp.          Nova Scotia                  100%